Exhibit 99.1

Introduction

Thank you. This is Patricia Murphy, and I want to welcome you to IBM’s second quarter 2020 earnings presentation. I’m here with Arvind Krishna, IBM’s Chief Executive Officer, and Jim Kavanaugh, IBM’s Senior Vice President and Chief Financial Officer.

We’ll post today’s prepared remarks on the IBM investor website within a couple of hours, and a replay will be available by this time tomorrow. Some comments made in this presentation may be considered forward looking under the Private Securities Litigation Reform Act of 1995. These statements involve factors that could cause our actual results to differ materially. Additional information about these factors is included in the company’s SEC filings.

Our presentation also includes non-GAAP measures to provide additional information to investors. For example, we present revenue and signings growth at constant currency throughout the presentation. In addition, to provide a view consistent with our go-forward business, we’ll focus on constant currency growth adjusting for the divested businesses for the impacted lines of total revenue, cloud and our geographic performance. We have provided reconciliation charts for these and other non-GAAP measures at the end of the presentation and in the 8-K submitted to the SEC.

Finally, consistent with our last few quarters, IBM’s revenue, profit and earnings per share reflect the impact of purchase accounting and other transaction-related adjustments associated with the acquisition of Red Hat. These adjustments and charges are primarily non-cash. So with that, I’ll turn the call over to Arvind.

CEO Perspective

Hello everyone. I’m pleased to be speaking with you again. In April’s call, I talked about the impact of the global public health crisis, and I told you about the important work we are carrying out to help the shifting needs of our clients. I also told you about the confidence I have in our strategy and our portfolio, which is focused on hybrid cloud as well as data and AI. All of this continues.

Today, there are two topics I’d like to cover. First, I want to tell you about what we’re seeing in the market. And then, I want to discuss our priorities and actions we have taken to move them forward.

From a market perspective, while the current environment poses certain short-term challenges, it also presents long-term opportunities that IBM will seize, as our clients accelerate their shift to hybrid cloud and AI. The essential work that we do in terms of running our clients’ mission-critical processes continues. More profoundly, we see that the digital transformation of businesses is accelerating. Our second quarter results demonstrate this, with an increase of over ten points in our cloud revenue growth over last quarter. The trend we see in the market is clear. Clients want to modernize apps, move more workloads to the cloud and automate IT tasks. They want to infuse AI into their workflows and secure their IT infrastructure to fend off growing cybersecurity threats. As a result, we are seeing an increased opportunity for large, transformational projects. These are projects where IBM has a unique value proposition. But they are also projects that take time to shape and therefore to close. At the same time, we’re feeling the impact of austerity measures that businesses have put in place to preserve cash and capital. Our software and services results reflect this reality. Jim will take you through this in more detail. Taken altogether, this is the backdrop of our results for this quarter. They reflect the immediate challenges and long-term opportunities of this environment.

Now, let me move on and discuss my priorities moving forward. As I touched upon in our last call, IBM is focused on helping our clients in the two major transformational journeys they’re on: hybrid cloud as well as data and AI. Hybrid cloud is the dominant force driving change in our industry – but it’s far from universal adoption. Only 20 percent of the workloads have moved to the cloud. The other 80 percent are mission-critical workloads that are far more difficult to move. There’s a massive opportunity in front of us to capture these workloads. When I say hybrid cloud, I am talking about an interoperable IT environment across on-premise, private, and publicly operated cloud environments, in most cases from multiple vendors. Why do we believe this is the future, rather than a pitstop along the way? Clients find that choosing a hybrid cloud approach is two-and-a-half times more valuable than relying on public cloud alone. This considers factors such as innovation, development time and portfolio optimization.

Let me spend a minute to describe our hybrid cloud platform. It starts with Linux, which is the de facto operating system standard. We have a tremendous advantage with Red Hat Linux, which is the market share leader. Linux, along with Containers and Kubernetes, provides the architectural foundation of our platform, and OpenShift is our core product that captures all this and more. IBM has a vast software and middleware portfolio – which has now been containerized and runs on OpenShift and Red Hat Linux. The family of Cloud Paks we introduced in the second half of last year allows our middleware to run in a cloud-native environment and bridge our clients from the past to the future. This means clients can now deploy our software anywhere OpenShift runs. It is infrastructure agnostic, across not just public and private clouds, but also our mainframes and power system platforms. OpenShift is also what makes it possible to develop and consume software in a new way. It’s what enables DevSecOps and all the subsequent boosts in productivity, security, and speed of deployment. Our hybrid cloud platform also includes a set of advanced technologies such as Watson, analytics, encryption, IoT and many others.

What gives our hybrid cloud platform the fuel it needs to accelerate adoption and become pervasive is the large ecosystem of partners we are building. We have gone to great lengths to forge a global coalition of best of breed ISVs. This includes recent additions like Adobe, Salesforce, SAP, Box and Slack. All are using our hybrid cloud platform to help clients modernize mission-critical workloads. We have done the same with major systems integrators Ernst & Young, Infosys, Wipro, Tata Consultancy Services, Tech Mahindra, Persistent Systems – all are examples that are helping expand the reach of IBM’s hybrid cloud platform.

Finally, you’ll recall that nearly half of the hybrid cloud opportunity lies in services. An important part of our platform’s value lies in the expertise we provide to help clients on their journey – whether that’s modernizing apps, building cloud-native apps, migrating to the cloud or managing these applications on the public and private cloud infrastructures. We’re currently helping hundreds of major clients on these journeys.

I believe that our strategic vision is taking hold in the marketplace. I mentioned the acceleration in our cloud growth this quarter to over 30 percent. This hybrid cloud platform generated over $23 billion of revenue over the last 12 months.

I just described the importance of Red Hat Linux and OpenShift to our platform, and Red Hat continued its momentum in the quarter, with the combination of IBM and Red Hat driving strong revenue and bookings growth. Across the board, we are seeing greater demand for Red Hat products. Clients are eager to tap into open source innovation. They want the freedom to securely deploy, run and manage their data and applications on the cloud of their choice and retaining that choice is critical. Clients such as Bharti Airtel, American Express, Vodafone, Broadridge Financial Solutions, Banco Sabadell, and CaixaBank all see the value in a hybrid cloud architecture built by IBM and Red Hat.

As part of our hybrid cloud strategy, a key focus is to help clients tackle complex and highly regulated workloads. Last year we launched the financial services-ready public cloud with Bank of America. And we recently created a new program for ISVs and SaaS, Software-as-a-Service, providers. I’m happy to share that we now have 30 ISVs signed up. This happened with great speed, and I am confident that more will join soon.

So, let me pause for a moment and remind you of the three priorities I shared with IBMers on my first day as CEO: One, help our clients on their journey to cloud and AI. Two, win the architectural battle in cloud with Red Hat. Three, continually delight our clients. These priorities remain the same, and you can see how we have made progress in all of them.

At the same time, we have continued to deliver a series of new innovations in the last quarter. We launched our new edge and telco network cloud solutions built on Red Hat OpenStack and Red Hat OpenShift that enables clients to run workloads anywhere – from a data center, to multiple clouds, to the edge. We also launched our AI for IT offering to give every CIO the ability to automate their IT infrastructure that immediately reduces cost and becomes more resilient. AI for IT runs across any cloud and works in collaboration with an ecosystem of partners, that includes Slack and Box. On quantum computing, we added an additional four systems, which expands our fleet to 22 quantum computing systems. That includes eight systems that have demonstrated a quantum volume of 32, a yardstick IBM has proposed to measure the relative power and usefulness of quantum computers.

I’ve talked previously about the importance of both organic and inorganic investment to drive innovation. We recently announced two acquisitions that will enhance our hybrid cloud and AI capabilities. In June, we acquired Spanugo to boost our compliance and cybersecurity capabilities for the hybrid cloud. And, in early July, we agreed to acquire WDG Automation that advances AI-infused automation capabilities into our Cloud Paks.

Needless to say, this is a unique and challenging time for our clients. To continue to be their most trusted partner, we are spending a lot of time and energy to drastically simplify how our teams go to market. We’re doing a lot of work on the back end to bring our portfolio together in a more cohesive fashion, so our teams can come with simpler and more relevant proposals. We are also focused on changing our culture and operating model, so we can make decisions more quickly and make our interactions with clients a lot more experiential. Jim will take you through a few of our more recent actions. Moving forward, we will continue to take actions that improve our operating model and accelerate our strategic priorities so that we can emerge stronger.

Before turning to Jim, let me end by saying a few words on our commitment to corporate social responsibility. This has always been important to IBM. But, as you know with the current events in the United States, there has been a renewed focus to do more. As IBM’s CEO, I’m fully committed to ensuring that IBM will continue to lead in this area. But this is also about skills and creating opportunity. Since 2011, IBM has helped to develop and expand a new public-education model called P-TECH. P-TECH provides high school students from underserved backgrounds with the skills and credentials they need for competitive jobs in STEM. To that end, we recently made a commitment to hire 1,000 interns who come from P-TECH. To put this in context, we have between 5,000-10,000 interns at IBM each year. So, this represents more than ten percent of our intern base. I’m always happy to expand later on this and other topics related to our ESG efforts.

Now, back to the quarter and the business. Jim is going to take you through our results. Jim, over to you.

Positioned for the Current Environment and Beyond

Thanks Arvind. During our first quarter earnings call, I talked about how we’re prepared for a wide range of outcomes given the economic uncertainty. Our second quarter results were within that range. We delivered $18.1 billion of revenue, expanded gross margin, reported operating earnings per share of $2.18 and continued to generate solid free cash flow. Our balance sheet remains strong, and we continue to have ample liquidity.

The external dynamics we saw in March continued into the second quarter, with varied impacts by region and industry. As we discussed in April, we are not immune to the macroeconomic environment. But our client and our portfolio mix provide some stability in our revenue, profit, and free cash flow. We saw that again this quarter.

Let me remind you of how our business mix provides this stability. From a client perspective, our business is more concentrated in large enterprises, which in total have been relatively more stable throughout the pandemic. Though as you would expect, we saw more weakness from smaller enterprises this quarter. About 70 percent of our revenue comes from industries that run the world’s most critical processes and those industries have been less impacted by the current economic and health crises. We saw that in our results again this quarter, and in fact grew revenue in financial markets, government and education. From a geographic perspective, we have a global footprint of more than 170 countries. This provides a bit of a natural hedge, as we continue to see markets experience different impacts from the pandemic over time. And then finally, when you look at our portfolio, about 60 percent of our revenue comes from recurring revenue streams.

While we’ve adapted quickly to conduct business virtually around the world, as expected, we did have disruptions in transactional performance and volume reductions. Many clients continued to delay projects, defer purchases, and favor opex over capex spending in this environment. This pause in large purchases and discretionary spending was most evident in our perpetual software licenses and project-oriented services. While clients remain focused on near-term priorities – running mission-critical processes, operational stability, and cash preservation – as Arvind mentioned, the last few months also highlighted the need for clients to accelerate their digital transformations, leveraging hybrid cloud and AI.

Across IBM, our cloud revenue grew 34 percent, which is up from the 23 percent growth in the first quarter. IBM’s hybrid cloud platform generated more than $23 billion of revenue over the last 12 months. With Red Hat, we are positioned to win the hybrid cloud architectural battle, and have developed the most secure, open hybrid cloud platform, underpinned by OpenShift. We’ve brought Red Hat and IBM technology together in our modernized Cloud Pak software solutions, providing the leading hybrid cloud platform. We now have over 2,400 clients using our container solutions and nearly 600 IBM Services clients utilizing Red Hat technology.

Red Hat delivered strong results in the period with normalized revenue growth of 18 percent, driven by the synergistic effect of IBM and Red Hat.

Last August we talked about how Red Hat would benefit from IBM’s incumbency in large accounts and leverage our global reach to expand into new markets. We’re seeing that where IBM and Red Hat come together, clients are making larger scale architectural commitments and longer-term and more strategic purchases. This quarter we had a significant increase in the number of Red Hat large deals and expanded Red Hat’s presence in underpenetrated focus markets.

In the second quarter we took additional steps to better position IBM in this environment and emerge stronger. We announced new offerings including AI for IT and 5G edge. And we recently added key capabilities in RPA and cloud security through two acquisitions.

We are also working to fundamentally shift our operating model. We’re simplifying the geographic dimension of our go-to-market by consolidating our operations and moving to a streamlined structure for sales teams to be more flexible and responsive to our clients. We’ve enhanced our virtual selling capabilities, including co-creation with clients on virtual platforms, addressing client needs and solutions with real-time data, and shifting to contactless delivery even for the most complex transformation projects. We’ve created a virtual Dynamic Delivery Model to effectively reimagine services delivery, including improved access to expertise and enhanced business resiliency and security. We’re transforming key business support functions to simplify our organizational structure and infuse AI into our workflows to deliver faster and better insights. And we’re expanding our developer and ISV centric ecosystem to drive workloads to our hybrid cloud platform.

The last dimension of our business model I want to spend a minute on is our liquidity and balance sheet profile. We further strengthened our cash and our balance sheet in the second quarter, fueled by solid free cash flow, and we took additional measures to improve our liquidity position. We ended June with a cash balance of over $14 billion, up over $5 billion from the end of last year. We remained opportunistic in the capital markets, issuing $4 billion of debt across multiple tenors with very favorable economics. This provides us with additional liquidity in the short term while we remain committed to our longer-term deleveraging plans.

Our debt of just under $65 billion was consistent with March – as our bond issuance was offset by $4 billion in term debt and commercial paper reductions. Our debt includes $22 billion of global financing debt, which is primarily in support of IBM products and services and has a stable credit portfolio. Recently, we also successfully completed our annual renewal of IBM’s global credit facilities. We’re maintaining over $15 billion in undrawn credit, one of the largest corporate facilities in the S&P.

Our high-value business model and strong balance sheet and cash flows gave us the confidence to increase our dividend in this environment – the 25th consecutive year with an increase.

2Q20 Highlights

Looking at the key highlights in the quarter, I’ve mentioned our strong growth in cloud, and our continued momentum in Red Hat. The combination of Red Hat, our focus on productivity and operational efficiencies and our cloud scale-out drove significant operating gross margin expansion, up 160 basis points.

Our balance sheet strength was enhanced by $2.3 billion of free cash flow this quarter. We had strong working capital performance, driven by stable collections and good financing attach rates, primarily on IBM Z. This was offset by higher net capital expenditures and workforce rebalancing payments. The capex increase was driven by the build-out of our cloud infrastructure and lower proceeds from real estate sales, while de-emphasizing lower-value services content. In the quarter, we also continued to have free cash flow contribution from Red Hat, net of interest expense. Overall, we generated eleven-and-a-half billion dollars in free cash flow over the last year, which is about 145 percent of GAAP net income. These results show solid free cash flow performance, and a strong financial profile.

Cloud & Cognitive Software Segment

Now, I’ll turn to the segment performance, beginning with Cloud and Cognitive Software, where revenue was up five percent driven by growth in Cloud and Data Platforms.

Ninety days ago, we highlighted how software transactions stalled in March as clients quickly shifted their focus to resiliency efforts. That focus on resiliency continued into the second quarter and impacted software performance especially in the first part of the quarter. Later in the quarter, demand improved for critical priority areas such as hybrid cloud solutions and some AI applications. We had a sequential improvement in software renewal rates, as clients favored subscription models. Perpetual software licenses continued to be impacted, particularly in some of the more troubled industries.

In Cloud and Data Platforms, revenue was up 30 percent. This reflects the synergy of bringing IBM and Red Hat together, as we’ve standardized on Red Hat OpenShift as our hybrid cloud platform and modernized our software portfolio to run on it. This quarter we had good performance across Red Hat, including amplified bookings growth in the 30 underpenetrated countries where IBM has helped Red Hat expand go-to-market efforts over the last year. And with further Cloud Pak traction this quarter, clients are embracing a hybrid cloud strategy and increasingly leveraging the OpenShift container platform. These actions all contributed to growth in the number of clients using our container platform to over 2,400.

Cognitive Applications revenue declined as clients in some of the more impacted industries deferred transformational or discretionary spending. We saw this play out in IoT engineering lifecycle management, where demand from automotive, electronics, and aerospace clients softened this quarter. These industries remained focused on core operations rather than transformational purchases. And our Weather consumer business was impacted by general weakness in the advertising market. In Transaction Processing Platforms, client focus on opex vs. capex continued to impact transactions this quarter.

Looking at the profit for the segment, the decline in pre-tax margin was primarily driven by the purchase accounting impacts from the Red Hat acquisition.

Global Business Services Segment

Now, turning to our Services segments, Global Business Services revenue declined six percent.

As we entered the year, GBS had good momentum and we expected revenue to accelerate throughout the year. But, as the pandemic intensified and the macroeconomic climate worsened, clients quickly shifted their focus to operational stability and cash preservation. This resulted in a delay in both the existing projects and new commitments, especially in projects that are more discretionary or with longer time to value, such as next-generation enterprise applications.

The delays impacted the revenue coming out of backlog, which is about 80 percent of the quarterly revenue, as well as the smaller in-period signings, which yield revenue more quickly. While declines continued in these smaller signings from March through May, the trajectory improved, and we returned to modest growth in June.

For the quarter, GBS cloud signings grew at a double-digit rate as clients are prioritizing their digital transformations. Offerings such as cloud strategy consulting, application development and modernization continued to grow revenue in the second quarter. These offerings, standardized on Red Hat’s OpenShift platform, enable clients in their cloud journeys. We are working with an additional 60 clients such as Bank of America, Medtronic, Loblaws, Bank of England, Credit Mutuel, and Deutsche Telekom to utilize Red Hat technologies to transform their businesses.

Looking at profit, we expanded gross margin in GBS by 240 basis points. We managed the business well in this environment, by leveraging our variable and global delivery resource model, improving price-margin realization, and optimizing utilization. We also had a currency benefit, which was fairly consistent with the last couple of quarters. At the same time, we’re continuing to invest – building skills and practices through education and hiring.

Overall, while we’re dealing with some near-term macro challenges, GBS’s deep industry expertise combined with IBM’s, and now Red Hat’s innovative technology, play a critical role in the acceleration of clients’ digital transformations.

Global Technology Services Segment

In Global Technology Services, revenue declined five percent, fairly consistent with the first quarter’s performance. We had signings growth in the quarter and strong growth in cloud revenue, but this was offset by continued declines in client business volumes.

As we’ve talked about in the past, about 90 percent of GTS’s quarterly revenue comes from contracts in our backlog. While this business has a high mix of recurring revenues, there is some variability in that revenue stream. We provide clients with flexibility in their capacity to deal with volume changes due to their business needs and macroeconomic environment. As the pandemic intensified through the end of March and into the second quarter, we experienced lower client-based business volumes reflecting challenges across industries. While performance in some of these industries, like financial services, was consistent quarter to quarter, other industries had a more significant decline. We saw this especially in retail, automotive, consumer goods, and travel and transportation. This impacted the revenue coming out of our backlog in the second quarter.

At the same time, clients are continuing their infrastructure transformations to hybrid multicloud environments. For example, at Daimler, we have expanded our relationship to migrate their global after-sales platform to the IBM cloud. And, this quarter we announced Sabadell Mexico, the first 100 percent mobile bank in Mexico, will host its infrastructure on the IBM cloud, and use Red Hat Enterprise Linux to modernize its applications. They join other financial institutions like Bank of America, BNP Paribas, Banco Santander, Lotte Card, and CaixaBank, among others, as they move forward on their cloud journey.

These commitments contributed to the signings growth for GTS and, in fact, in the first half, signings grew at a double-digit rate. This results in an improved backlog trajectory from where we entered the year. Given the overall duration of the backlog, this will convert to revenue over a longer-term horizon.

Looking at gross profit, GTS margin declined 30 basis points. This was driven by mix, as the high-value TSS business is impacted by the current product cycle. I’ll remind you, we have not yet realized the benefits from our first quarter structural actions.

Systems Segment

Turning to Systems, revenue was up six percent this quarter, and gross margin expanded over 400 basis points.

We again had good growth in both IBM Z and storage. Clients value the new innovation of the z15 mainframe and high-end storage. Similar to the first quarter, the z15 offered enterprises valuable capabilities, including remote management, security and importantly, scalability. This quarter, clients also increasingly looked to IBM Z for resiliency and business continuity to keep mission-critical workloads running smoothly. We continue to offer additional hybrid cloud capabilities on z15. We released Red Hat Ansible Certified Content for IBM Z and launched a new cloud-native development offering, Wazi Workspaces, which allows developers to use industry standard tools from IBM Z to multicloud platforms, optimized on OpenShift. The growth in Z and storage was partially offset by weaker performance in Power, reflective of where we are in our product cycle and Power’s client base of smaller enterprises, which are impacted more during this pandemic.

Summary

Now let me bring it back up to the IBM level.

I think Arvind summed it up well – the current environment presents some near-term challenges for our clients, but it also provides some longer-term opportunities for us. We have a business profile and business model that provide some stability in the current environment. We have also recently taken a number of actions that strengthen our operating model for today, and for the future. We built a robust hybrid cloud platform based on what we firmly believe is the winning architecture. This technology-centric platform, together with our deep industry expertise and ecosystem partners will enable us to accelerate client digital transformations and move more of our clients’ mission-critical workloads to the cloud.

As we enter the second half, we have a compelling set of offerings and a strong pipeline across software, services and systems. How that pipeline yields to revenue will ultimately be tied to the rate and pace of the economic recovery and the resulting client spending confidence.

Given the uncertainty in the environment and consistent with our direction from last quarter, we’re not going to provide guidance for 2020. But I do want to remind you of a few specific dynamics. Systems performance reflects where we are in a product cycle, and we wrap on the IBM Z launch in September. In software, our transaction vs. annuity mix varies by quarter. Historically we have a lower mix of transactions in the third quarter, and our largest transactional base is in the fourth quarter. And then for Red Hat, we anniversaried the acquisition in early July. We’re wrapping on a large part, but not all, of the impact of the deferred revenue adjustment and transaction charges. We also wrap on the divestitures completed in the second quarter of last year. And the savings from the structural actions will start to yield in the second half, providing better cost competitiveness and margin performance, especially in GTS.

Finally, we remain confident that we have ample free cash flow and liquidity to invest in our business and return value to shareholders through dividends.

Arvind, any final comments?

Jim, what’s most important to me and to IBM is that we emerge stronger from this environment with a business positioned for growth. And I am confident we can do that. My focus will be on investing and maintaining flexibility to take actions, not just to strengthen our operating model, but also to advance our strategic priorities.

Now over to Patricia for the Q&A.

Closing

Thank you, Arvind. Before we begin the Q&A, I’d like to mention a couple of items. First, we’ve included supplemental information at the end of the presentation. And finally, as always, I’d ask you to refrain from multi-part questions.

Sheila, let’s please open it up for questions.